Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We do hereby consent to the use of our name in “Item 2. Properties” of the Annual Report on Form 10-K of Stone Energy Corporation (the “Company”) for the year ended December 31, 2008, to references to our firm in the Form 10-K, and to the incorporation by reference thereof into the Company’s Registration Statement on Form S-3 (the “Registration Statement”), in the context in which they appear (including any amendments thereto).

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	\s\ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
August 13, 2009
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